UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2016

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices and zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Manning & Napier, Inc. (the “Company”) has announced that Patrick Cunningham resigned on April 15, 2016 from his position as Chief Executive Officer of the Company and as a member of the Company’s Board of Directors (the “Board”), effective April 18, 2016. Mr. Cunningham is retiring due to personal reasons unassociated with his role at the Company. He will remain with the Company in an advisory capacity following his retirement until July 17, 2016, and receive aggregate cash compensation of $250,000 per annum for such period. The Company intends to fill the Board vacancy resulting from Mr. Cunningham’s resignation; however, no timetable has been announced for the appointment of a new board member. Until a replacement can be identified, the Company’s Board will consist of seven members, five of which are independent directors.

The Company also announced that, effective April 18, 2016, William Manning, the Company’s co-founder and Chairman of the Board, has been appointed Chief Executive Officer of the Company to replace Mr. Cunningham. In addition to his positions with the Company, since 2003 Mr. Manning has served as Director of Investment Process at Manning & Napier Advisors, LLC, an affiliate of the Company, and, prior to that, was also the President of Manning & Napier Advisors, LLC. Mr. Manning has previously held officer and director positions with Manning & Napier Fund, Inc. Mr. Manning, age 79, earned a Bachelor’s degree from Dartmouth College in 1958. Mr. Manning will not receive any additional compensation in connection with his new position.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission, from time to time, the Company reimburses Mr. Manning for business travel in connection with the use of a private plane owned by Mr. Manning. The Company owns no direct or indirect interest in such private plane, and the Company has not provided any financing to Mr. Manning for such plane. In the event Mr. Manning, or other executives, use such plane in connection with the business of the Company, the Company reimburses Mr. Manning based upon the amount of flight time per trip, which is a fraction of the total cost of the ownership and maintenance of such plane.

As part of the transition, a newly named Operating Committee consisting of the Company’s current senior managers will report to Mr. Manning. This Committee will include James Mikolaichik, Chief Financial Officer, Jeffrey Coons, President, Richard Yates, Chief Legal Officer, Charles Stamey, Executive Vice President and Managing Director of Sales, and Ebrahim Busheri, Director of Investments.

In addition, on April 15, 2016, Robert M. Zak notified the Company of his decision not to stand for re-election to the Board at the Company’s 2016 annual meeting of stockholders. Mr. Zak’s decision not to stand for re-election to the Board is not due to any disagreement with the Company, including with respect to any matter relating to the Company’s operations, policies or practices.

Item 7.01.	Regulation FD Disclosure.

On April 20, 2016, the Company issued a press release regarding the matters described in this Current Report on Form 8-K. A copy of the press release is being furnished herewith as Exhibit 99.1

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press Release issued by Manning & Napier, Inc. on April 20, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manning & Napier, Inc.

Date: April 20, 2016	By:	/s/ Richard B. Yates
	Name:	Richard B. Yates
	Title:	Corporate Secretary